Exhibit 99.5

HEADWATERS INCORPORATED

OFFER TO EXCHANGE

$328,250,000 principal amount of its 11 3/8% Senior Secured Notes Due 2014 guaranteed by the wholly-owned domestic subsidiaries of

Headwaters Incorporated, which have been registered

under the Securities Act of 1933, for any and all 11 3/8% Senior Secured Notes Due 2014

guaranteed by the wholly-owned domestic subsidiaries of Headwaters Incorporated

Instructions from Beneficial Owner

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus and the related Letter of Transmittal in connection with the offer by the Company to exchange the Exchange Notes for Outstanding Notes.

This will instruct you to tender the principal amount of Outstanding Notes indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.

The undersigned represents that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of the undersigned’s business, (ii) the undersigned is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) the undersigned is not an “affiliate,” as defined under Rule 405 of the Securities Act, of the Company and (iv) the undersigned is not acting on behalf of any person or entity that could not truthfully make these statements. If the undersigned is a broker-dealer, it acknowledges that it will deliver a copy of the Prospectus in connection with any resale of the Exchange Notes.

Sign Here

Signatures(s)

Securities which are to be tendered:

Tender all of the Outstanding Notes Aggregate Principal Amount*

☐ Outstanding Notes

Name(s) (Please Print)

Address

Zip Code

Area Code and Telephone No.
Dated: , 2009

*	Unless otherwise indicated, it will be assumed that all of the Outstanding Notes listed are to be tendered.

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